UNITED STATES DISTRICT COURT
                         DISTRICT OF CONNECTICUT

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ECHLIN INC.,                               :
                                           :
     Plaintiff and Counterclaim-Defendant, :
                                           :
                      - against -          :   Civil Action No. 98-CV-635 (GLG)
                                           :
SPX CORPORATION,                           :            April 13,1998
                                           :
     Defendant and Counterclaimant.        :
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                       ANSWER, AFFIRMATIVE DEFENSES
                           AND COUNTERCLAIM FOR

                    DECLARATORY AND INJUNCTIVE RELIEF

         For its Answer, Affirmative Defenses and Counterclaim against plaintiff Echlin Inc. ("Echlin"), defendant and counterclaimant SPX Corporation ("SPX") states as follows:

         1. The allegations in paragraph 1 of the Complaint assert a conclusion of law for which no response is required.

         2. Admits that a purpose of its demand solicitation was to call a special meeting of shareholders to replace Echlin's entrenched Board with five nominees who would fairly consider SPX's fair offer to acquire Echlin. Except as expressly so admitted, the allegations of paragraph 2 are denied.

         3. Denies the allegations in paragraph 3 of the Complaint.

         4. Denies the allegations in paragraph 4 of the Complaint, except denies knowledge or information sufficient to form a belief as to the truth of the allegations in paragraph 4 of the Complaint as they relate to the history of trading in Echlin shares.

         5. Denies the allegations in paragraph 5 of the Complaint, and to the extent the allegations in paragraph 5 of the Complaint assert a conclusion of law, states that no response is required, and admits that on February 17, 1998, Cede & Co., a record holder of Echlin shares acting at the direction of Merrill, Lynch, Pierce, Fenner & Smith, Inc. for the benefit of SPX, the beneficial holder of such shares, and signed a demand, thereby establishing February 17, 1998 as the record date for the solicitation of demands (hereinafter the "Record Date").

         6. Denies the allegations in paragraph 6 of the Complaint, except admits that on March 24, 1998, SPX announced in a press release and a Schedule 14A filing with the SEC that it had received demands calling for a special meeting from holders of shares representing more than 43% of Echlin's outstanding shares as of the Record Date, and admits that on March 25, 1998, SPX delivered these same demands to Echlin.

         7. Denies the allegations in paragraph 7 of the Complaint, except admits that Record Date shareholders have received the proxy materials sent out by SPX.

         8. The allegations in paragraph 8 of the Complaint assert a conclusion of law for which no response is required. To the extent a response to the allegations of paragraph 8 may be deemed to be required, the allegations are denied.

         9. The allegations in paragraph 9 of the Complaint assert a conclusion of law for which no response is required. To the extent a response to the allegations of paragraph 9 may be deemed to be required, the allegations are denied.

         10. The allegations in paragraph 10 of the Complaint assert a conclusion of law for which no response is required.

         11. The allegations in paragraph 11 of the Complaint assert a conclusion of law for which no response is required.

         12. Denies knowledge or information sufficient to form a belief as to the truth of the allegations in paragraph 12 of the Complaint.

         13. Admits the allegations in paragraph 13 of the Complaint.

         14. Denies knowledge or information sufficient to form a belief as to the truth of the allegations in paragraph 14 of the Complaint.

         15. Denies knowledge or information sufficient to form a belief as to the truth of the allegations in paragraph 15 of the Complaint, except admits that SPX reported revenues of approximately $922 million for its fiscal year ended December 31, 1997, and that Echlin reported revenues of $3.568 billion for its fiscal year ended August 31, 1997.

         16. Denies the allegations in paragraph 16 of the Complaint, except admits that in November 1997, representatives of SPX and Echlin had two meetings at which discussions regarding a business combination occurred, and that in December 1997, SPX sent letters to Echlin's CEO and Board suggesting a business combination, and that Echlin responded by letter, and respectfully refers the Court to these letters for their contents.

         17. Denies the allegations in paragraph 17 of the Complaint, except admits that on February 17, 1998, SPX delivered a letter with enclosures addressed to the members of Echlin's board of directors, and respectfully refers the Court to SPX's letter and enclosures of February 17, 1998, addressed to Echlin's Board of Directors, for their contents.

         18. Denies the allegations in paragraph 18 of the Complaint, and to the extent the allegations in paragraph 18 assert a conclusion of law, states that no response is required.

         19. The allegations in paragraph 19 of the Complaint assert a conclusion of law for which no response is required.

         20. The allegations in paragraph 20 of the Complaint assert a conclusion of law for which no response is required.

         21. Denies the allegations in paragraph 21 of the Complaint, except admits that SPX and Echlin's other shareholders have demanded that Echlin call a special meeting, that in connection with that meeting, SPX seeks to elect five new directors in a contested election to replace Echlin's entrenched board, and that three of SPX's nominees are officers of SPX.

         22. Denies the allegations in paragraph 22 of the Complaint, except to the extent the allegations in paragraph 22 of the Complaint assert a conclusion of law, states that as to those allegations no response is required.

         23. Admits that on February 17, 1998, Cede & Co., a record holder of Echlin shares, acting at the direction of Merrill Lynch, Pierce, Fenner & Smith, Inc. for the benefit of SPX, signed a letter demanding a special meeting of the shareholders of Echlin, and respectfully refers the Court to that letter for its contents, and to the extent the allegations in paragraph 23 of the Complaint assert a conclusion of law, states that no response is required.

         24. Admits the allegations in paragraph 24 of the Complaint, and further states that on March 6, 1998, SPX filed with the SEC its Definitive Proxy Statement, and respectfully refers the Court to the Definitive Proxy Statement for its contents.

         25. Denies the allegations in paragraph 25 of the Complaint, admits that on February 17, 1998, SPX delivered a letter to Echlin's General Counsel and that on February 23, 1998, Echlin delivered a letter to SPX, and respectfully refers the Court to those letters for their contents, and further admits that SPX chose to mail its own solicitation materials.

         26. Admits the allegations in paragraph 26 of the Complaint.

         27. Denies the allegations in paragraph 27 of the Complaint.

         28. Denies knowledge or information sufficient to form a belief as to the truth of the allegations in paragraph 28 of the Complaint.

         29. Denies knowledge or information sufficient to form a belief as to the truth of the allegations in paragraph 29 of the Complaint, and denies the allegations paragraph 29 of the Complaint as they relate to SPX.

         30. Denies knowledge or information sufficient to form a belief as to the truth of the allegations in paragraph 30 of the Complaint, and denies the allegations in paragraph 30 of the Complaint as they relate to SPX.

         31. Denies the allegations in paragraph 31 of the Complaint, except admits that on March 24, 1998, SPX issued a press release partially quoted in paragraph 31, and respectfully refers the Court to the press release for its entire contents.

         32. Denies the allegations in paragraph 32 of the Complaint, except denies knowledge or information sufficient to form a belief as to the truth of the allegations in paragraph 32 of the Complaint as it relates to Coopers & Lybrand L.L.P.

         33. Denies the allegations in paragraph 33 of the Complaint, except denies knowledge or information sufficient to form a belief as to the truth of the allegations in paragraph 33 of the Complaint as it relates to Coopers & Lybrand L.L.P.

         34. Denies the allegations in paragraph 34 of the Complaint, except admits that on February 17, 1998, Cede & Co. delivered a demand letter to Echlin in the form of the copy of such letter attached as Exhibit A to the Complaint, and respectfully refers the Court to that letter for its contents.

         35. Denies the allegations in paragraph 35 of the Complaint.

         36. Denies knowledge or information sufficient to form a belief as to the truth of the allegations in paragraph 36 of the Complaint, except denies the allegations in paragraph 36 of the Complaint as it relates to SPX.

         37. Repeats and incorporates by reference SPX's answers to the allegations in paragraphs 1 through 36 of the Complaint.

         38. The allegations in paragraph 38 of the Complaint assert a conclusion of law for which no response is required.

         39. The allegations in paragraph 39 of the Complaint assert a conclusion of law for which no response is required.

         40. Denies the allegations in paragraph 40 of the Complaint, except admits that on March 6, 1998, SPX filed with the SEC its Definitive Proxy Statement, and respectfully refers the Court to those SEC documents for their contents.

         41. Denies the allegations in paragraph 41 of the Complaint, except admits the allegations in the first sentence of paragraph 41 of the Complaint, and respectfully refers the Court to the press release and the SEC documents for their contents.

         42. Denies the allegations in paragraph 42 of the Complaint.

         43. Denies the allegations in paragraph 43 of the Complaint.

         44. Denies the allegations in paragraph 44 of the Complaint.

         45. Denies the allegations in paragraph 45 of the Complaint.

         46. Denies the allegations in paragraph 46 of the Complaint.

         47. Denies the allegations in paragraph 47 of the Complaint.

         48. Denies the allegations in paragraph 48 of the Complaint.

         49. The allegations in paragraph 49 of the Complaint assert a conclusion of law for which no response is required. To the extent a response may be deemed to be required, the allegations of paragraph 49 are denied.

         50. The allegations in paragraph 50 of the Complaint assert a conclusion of law for which no response is required.



                              AFFIRMATIVE DEFENSES

                            FIRST AFFIRMATIVE DEFENSE

         51. Echlin's Claim is barred by waiver and estoppel.

                           SECOND AFFIRMATIVE DEFENSE

         52. Echlin lacks clean hands and is attempting to enforce breaches of fiduciary duty by Echlin's own management and board. In equity, Echlin may not benefit from the misconduct of its own officers and directors.

                            THIRD AFFIRMATIVE DEFENSE

         53. Echlin was required to obtain an omnibus proxy from Cede promptly after February 17, 1998, and indeed was the only one who could have done so. Equity deems done that which is required to be done.

                                  COUNTERCLAIMS

         For its counterclaims, SPX alleges, upon knowledge as to itself and its own acts, and upon information and belief as to all other matters as follows:

                               NATURE OF THE CASE

         54. On February 17, 1998, SPX proposed a strategic business combination with Echlin that would create one of the world's leading manufacturers and suppliers of motor vehicle service solutions -- one better positioned to compete globally and generate significant shareholder value. The proposal offers to Echlin's shareholders a substantial premium over Echlin's preannouncement market price as well as a 70% equity interest in the combined company.

         55. Since Echlin`s board of directors (the "Board") previously had rejected SPX's efforts to enter into merger negotiations with Echlin, SPX determined to present its offer directly to Echlin stockholders by making an exchange offer and putting the proposal before Echlin shareholders and by calling a special meeting of shareholders, among other things, to remove the Echlin Board if it stood in the way of an offer that the stockholders wished to accept.

         56. SPX solicited and obtained demands from over 50% of the holders of Echlin's outstanding votes to call a special meeting, well over tile 35% needed under the applicable Connecticut Business Corporation Act (the "Corporation Act") provision. However, in keeping with its entrenchment campaign ever since SPX first made its proposed offer, Echlin has refused to properly count the demands and call a special meeting and, instead, has initiated this litigation. Echlin clearly has only one purpose mind: to prevent Echlin's shareholders from having an opportunity to vote on SPX's shareholder proposals at a special meeting with the effect of entrenching the Echlin Board without regard for the best interests of Echlin's shareholders.

         57. Consequently, SPX brings this action for injunctive and declaratory relief for:

         (i) declaratory and preliminary injunctive relief, pursuant to sections 33-696, 33-697 and 33-699 of the Corporation Act and Echlin's By-Laws, ordering Echlin, on or before April 24, 1998 (30 days after it received demands from holders of over 35% of Echlin`s shares entitled to vote at the special meeting), to call the special meeting to be held within 60 days of April 24, 1998; or in the alternative, an order of this Court pursuant to section 33-697 of the Corporation Act, ordering Echlin to hold the special meeting on June 1, 1998;

         (ii) preliminary injunctive relief under Section 14(a) of the Securities Exchange Act of 1934 (the "Exchange Act") and Rule l4a-9 promulgated thereunder enjoining Echlin from making misleading or false statements concerning SPX's solicitation of demands and the validity thereof, and Echlin's failure reasonably to consider and respond to SPX's business combination proposal; and

         (iii) declaratory and injunctive relief enjoining Echlin from taking any further measures to impede or frustrate the ability of Echlin's shareholders to vote on the merits of SPX's shareholder proposals, including any action to impede, thwart, or frustrate Echlin shareholders' existing right to call the Special Meeting and have it timely held.

                                     PARTIES

         58. SPX is a Delaware corporation with its principal place of business in Muskegon, Michigan. SPX is a global provider of vehicle service solutions to franchised dealers of motor vehicle manufacturers and independent service locations, service support to vehicle manufacturers, and vehicle components to the worldwide motor vehicle industry. Shares of SPX are traded on the New York Stock Exchange and the Pacific Stock Exchange.

         59. Echlin is a Connecticut corporation with its principal place of business in Branford, Connecticut. Echlin is engaged primarily in the design, manufacture and marketing of replacement automotive parts for use in the aftermarket parts business. Shares of Echlin are traded on the New York, Pacific and London Stock Exchanges. As of February 17, 1998, Echlin had 63,248,939 shares of common stock outstanding.

                             JURISDICTION AND VENUE

         60. This Court has jurisdiction over the subject matter of these claims pursuant to Section 27 of the Exchange Act, 15 U.S.C. section 78aa; 28 U.S.C section 1331; 28 U.S.C. section 1332(a), and this Court's supplemental jurisdiction, 28 U.S.C. section 1367.

         61. Venue is properly laid in this District pursuant to Section 27 of the Exchange Act, 15 U.S.C. section 78aa and 28 U.S.C. section 1391(b).

                                   BACKGROUND

Echlin's Refusal to Discuss
a Transaction with SPX

         62. In February 1997, John B. Blystone, Chairman, President and Chief Executive Officer of SPX, met with Trevor Jones, then Chairman and interim President and Chief Executive Office of Echlin, to propose that the two companies explore a business combination. Mr. Jones did not follow up on this meeting. In November 1997, Mr. Blystone met with Larry McCurdy, who had succeeded Mr. Jones as President and Chief Executive Officer of Echlin, to discuss a strategic merger between the two companies, and on November 24, 1997, Patrick O'Leary, SPX's Vice President - Finance and Chief Financial Officer, met with Robert F. Tobey, Echlin's Vice President - Corporate Development, to continue such discussions. These discussions were not fruitful, and SPX was advised that Echlin had no interest in discussing a business combination with SPX further.

SPX Proposes a Business Combination

         63. After Echlin's management rebuffed SPX, SPX sent a letter to Echlin's Board on February 17, 1998, in which it proposed a strategic business combination (the "Proposed Business Combination"). As it had previously, SPX indicated its desire to enter into a negotiated transaction.

         64. In the Proposed Business Combination, Echlin's shareholders would receive for each share of Echlin common stock, consideration (the "Consideration") in the amount of $12 in cash and 0.4796 share of SPX's common stock, par value $10, which at the time of the offer, had a value of $48 based on the $75-1/16 closing price of a share of SPX's common stock on February 13, 1998, the last trading date preceding the date of the public announcement of the Proposed Business Combination. As of today, SPX's proposed offer has a value of $48.51 based upon the $76-1/8 closing price of SPX's common stock on April 9, 1998, the last trading day prior to the filing of this pleading.

         65. As of February 17, 1998, the Consideration represented a more than 23% premium over the $38-7/8 price at which Echlin common stock closed the preceding trading day and a 32% premium over the average closing price of a share of Echlin common stock for the preceding 30 trading days.

         66. The Proposed Business Combination would be accomplished by means of an exchange offer in which SPX would pay the Consideration in exchange for each share of Echlin's common stock, and a subsequent merger of Echlin into a subsidiary of SPX, in which each then outstanding share not purchased in the exchange offer would be converted into the right to receive the Consideration. Following consummation of the Proposed Business Combination, Echlin's Shareholders (excluding SPX) would own 70% of the equity of the Combined Company.

         67. The Proposed Business Combination is a part-cash, part-stock offer, available to all Echlin's shareholders, for all outstanding shares. It is not "front-end loaded" or otherwise coercive in nature. The Proposed Business Combination is structured so that the merger would permit shareholders who did not tender their shares in the exchange offer to receive the same consideration per share as shareholders who tendered in the exchange offer. The Proposed Business Combination price represents a full and fair value to Echlin's shareholders and gives them a substantial equity interest in the combined company.

         68. Nevertheless, the Proposed Business Combination cannot be completed successfully unless Echlin's anti-takeover devices, specifically, including a poison pill, are removed. Given the premium price and fair structure of the Proposed Business Combination, the Echlin Board should remove these barriers to enable Echlin stockholders to determine whether to accept the Proposed Business Combination.

SPX Solicits Demands to Hold A
Special Meeting Under Connecticut Law

         69. Section 33-696(a) of the Corporation Act obligates a Connecticut public corporation to call and hold a special meeting of shareholders upon the demand of the holders of 35% of votes entitled to be cast at such meeting.

         70. On February 17, 1998, the same day that it announced its Proposed Business Combination, SPX filed with the Securities and Exchange Commission (the "SEC") exchange offer materials to commence its offer and preliminary solicitation materials to solicit written demands that a special meeting of shareholders be called and held (the "Special Meeting").

         71. As the February 17 letter explained, the Special Meeting was required because, among other things, the Echlin poison pill attempts to prevent the acquisition of more than 20% of Echlin shares without approval by Echlin's Board, and the Special Meeting election would give stockholders the choice to remove the Board if the Board by that date continued to stand in the way of stockholders having an opportunity to accept the offer.

         72. On February 17, 1998, SPX, as a shareholder of Echlin, also sent its demand to Echlin demanding that the Special Meeting be called and held. By delivering the demand, pursuant to Section 33-696(b) of the Corporation Act, SPX set a record date of February 17, 1998 for determining which Echlin stockholders were entitled to execute demands and for calculating whether, based on Echlin's total outstanding shares on that date, holders of the required 35% of Echlin's outstanding stock had executed demands for the Special Meeting.

         73. On March 6, 1998, SPX filed its definitive proxy materials with the SEC and initiated its solicitation of Echlin shareholders to execute demands for the Special Meeting.

         74. On March 25, 1998, SPX delivered to Echlin, on behalf of shareholders of Echlin holding substantially more than the required 35% of the voting power of Echlin's outstanding shares, demands for the call of the Special Meeting. When added to the demand previously delivered by SPX, these represented aggregate demands to hold the Special Meeting by holders of 45.8% of Echlin's outstanding shares on February 17, 1998 (the "Demands"). It has since then delivered additional demands from holders of approximately 6% of the outstanding shares, so that holders of more than 50% of Echlin's outstanding shares have now demanded that the Special Meeting be called and held.

Echlin Fails to Provide A Participant Listing

         75. On February 17, 1998, SPX hand-delivered written notice of a demand to the Echlin Board requesting access to the record of shareholders of Echlin pursuant to Section 33-946 of the Corporation Act.

         76. On February 27, 1998, SPX, through its designated agent, made inspection and obtained from Echlin a copy of the list of registered shareholders of Echlin as of the record date of February 17, 1998. The list of registered holders revealed that, as of the record date, Echlin had 63,248,939 shares of common stock outstanding. The list also revealed that, as of the record date, 59,973,687 shares (or almost 95% of the outstanding shares) were registered in the name of Cede & Co. ("Cede").

         77. Cede is the nominee name of The Depository Trust Company ("DTC"), a fiduciary organization created by brokerage houses, banks and other financial institutions to facilitate stock transactions in publicly traded companies by eliminating the need to physically transfer stock certificates in connection with the transfer of title to stock. DTC serves as the record holder for shares owned by most brokerage houses, banks and other financial institution ("Participants"), most of whom are themselves not beneficial owners of the shares.

         78. Upon request by an issuer, Cede will provide a participant listing (the "Participant Listing") which indicates how many shares of the issuer Cede holds on behalf of each of its Participants as of a particular date.

         79. SPX has requested and Echlin has refused to produce the Participant Listing.

         80. Echlin is required both by Section 33-946 of the Corporation Act and by Connecticut common law to provide SPX access to the Participant Listing.

         81. In connection with solicitations with record dates (such as SPX's solicitation of demands for the Special Meeting), Cede will also provide, at the issuer's request, an omnibus proxy with the Participant Listing indicating the number of shares held by each Participant as of the record date, enabling the issuer to verify the votes cast or consents or demands executed by beneficial owners through the Participants, since the issuer's stock ownership records maintained by its transfer agent only reflect record owners.

         82. Echlin should have requested an omnibus proxy and Participant Listing promptly after February 17, 1998, so that it could verify both the demands and revocations received.

         83. Echlin has failed and refused to request an omnibus proxy and Participant Listing from Cede, and now claims, on the basis of its own failures, that it could not tabulate the demands submitted by its shareholders.

Echlin's Entrenchment Tactics

         84. Echlin has misleadingly stated to its stockholders that its Board of Directors is considering whether the Proposed Business Combination is in the best interests of Echlin shareholders. However, after almost two months of supposedly considering SPX's proposal, Echlin's Board has failed to disclose its analysis or provide any response to SPX's proposal.

         85. Instead, Echlin's Board has permitted Echlin's management to pursue a variety of entrenchment tactics.

         86. Echlin management's first entrenchment tactic was to seek to have the Connecticut Corporation Act changed so as to deprive Echlin shareholders of having any opportunity to consider the SPX proposal through the enactment of statutory laws designed to protect Echlin's management.

         87. However, on March 25, 1998, the Connecticut legislature resoundingly defeated the proposed legislation.

         88. On that same day, SPX delivered the Demands for the Special Meeting. Because Echlin management failed to deter SPX's proposal by legislation and because efforts by Echlin to solicit revocations of the Demands were unsuccessful, Echlin has now resorted to refusing to properly count the Demands delivered to it by over 50% of its shareholders.

         89. Instead of calling the Special Meeting as required by law, on April 6, 1998, Echlin filed this lawsuit and delivered to SPX a letter asserting that it was not required to call the Special Meeting because the Demands were invalid in that they allegedly did not have the proper record date and/or proper voting authority.

         90. This attempt by Echlin's management and board to prevent a Special Meeting from taking place represents an unreasonable response to the Proposed Business Combination, interferes with shareholder democracy and is in violation of the fiduciary duties owed to SPX and the other Echlin shareholders.

                               IRREPARABLE INJURY

         91. Echlin's refusal to properly count the Demands and to call a Special Meeting: (i) deprives SPX and Echlin's other shareholders of the fundamental right under state law to vote at a Special Meeting to decide for themselves whether or not to accept the Proposed Business Combination and to sell their shares for a substantial premium; (ii) precludes SPX from proceeding with the Proposed Business Combination in violation of state law and Echlin's fiduciary duties; and (iii) causes SPX irreparable injury as a result of the loss of the unique opportunity to acquire control of Echlin.

         92. SPX has no adequate remedy at law.

         93. Only through the exercise of the Court's equitable powers will SPX be protected from immediate and further irreparable injury. The resulting injury to SPX and all of Echlin's shareholders would not be adequately compensable in money damages and would constitute irreparable harm.

                               DECLARATORY RELIEF

         94. The Court may grant the declaratory relief sought herein pursuant to 28 U.S.C. section 2201 and Fed. R. Civ. paragrah 57. A substantial controversy exists between the parties, as demonstrated by Echlin's refusal to properly count the Demands and to call a Special Meeting as demanded by holders of over 35% of Echlin's shares. The adverse legal interests of the parties are real and immediate. Echlin can be expected to vigorously oppose each judicial declaration sought by SPX, in order to maintain its management's incumbency and defeat SPX's proposal -- despite the benefits it would provide to Echlin's shareholders and other constituencies. The existence of this controversy is causing confusion and uncertainty in the market for public securities because investors do not know whether they will be able to avail themselves of an advantageous financial offer.

         95. The granting of the declaratory relief requested herein will serve the public interest by affording relief from uncertainty and by avoiding delay.

                                     COUNT I

                (Declaratory Judgment and Injunctive Relief Under
            Connecticut Law that Echlin Must Call a Special Meeting)

         96. SPX repeats and realleges the allegations contained in each of the preceding paragraphs of its Counterclaims as if fully set forth herein.

         97. On March 25, 1998, SPX delivered Demands from holders of 45.8% of Echlin's outstanding shares on February 17, 1998.

         98. Section 33-696(a) of the Corporation Act obligates a Connecticut public corporation to call and hold a special meeting of shareholders upon the demand of at least 35% of shares entitled to vote at such meeting.

         99. Under Section 33-697 of the Corporation Act, a court may summarily order the Special Meeting if notice of the Special Meeting is not given by Echlin within thirty (30) days after the date on which the demands of the holders of at least 35% of the shares entitled to vote at the Special Meeting have been delivered to Echlin's secretary.

         100. On April 6, 1998, instead of calling the Special Meeting, Echlin delivered a letter to SPX repudiating its obligation to call the Special Meeting because more than 95% of the Demands were allegedly invalid. In that letter, Echlin states, "Echlin does not intend to call [the] Special Meeting."

         101. SPX has no adequate remedy at law.

                                    COUNT II

       (Declaratory and Injunctive Relief that Echlin's Refusal to Call a
             Special Meeting is a Violation of Echlin's Board's and
                         Management's Fiduciary Duties)

         102. SPX repeats and realleges the allegations contained in each of the preceding paragraphs of its Counterclaims as if fully set forth herein.

         103. The Proposed Business Combination is non-coercive and non-discriminatory, is fair to all of Echlin's shareholders, and represents a substantial premium over the pre-announcement market price of Echlin shares as well as giving Echlin's shareholders a substantial equity interest in the combined company. The Proposed Business Combination complies with all applicable laws, obligations and agreements and poses no threat to the interests of Echlin's shareholders or to Echlin's corporate policy or effectiveness.

         104. Echlin's management and board have fiduciary duties and duties of loyalty to Echlin's shareholders. Their fiduciary duties prohibit them from refusing to call the Special Meeting or taking any other action that would have the purpose or effect of impeding the effective exercise of the stockholder franchise.

         105. Echlin's refusal to properly count the Demands and to call the Special Meeting is not proportionate to any threat posed, nor within the range of reasonable responses to the Proposed Business Combination and is in breach of the fiduciary duties of Echlin's management and board.

         106. Echlin's management and board have breached their fiduciary duties to Echlin's shareholders by attempting to manipulate existing corporate machinery and to interfere with the exercise of shareholder voting rights by preventing Echlin's shareholders from freely considering whether to accept the Proposed Business Combination.

         107. SPX has no adequate remedy at law.

                                    COUNT III

   (Issuance of False and Misleading Statements in Violation of Section 14(a) of the Exchange Act and the SEC Rules Promulgated Thereunder)

         108. SPX repeats and realleges the allegations contained in each of the preceding paragraphs of its Counterclaims as if fully set forth herein.

         109. Section 14(a) of the Exchange Act and Rule l4a-9 promulgated thereunder, prohibit solicitation of shareholders by means of proxy materials or other communications which are false or misleading.

         110. In its proxy materials and press releases, Echlin has made false and misleading statements concerning SPX's solicitation of demands and the validity of demands delivered to Echlin, in violation of Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. Among these false and misleading statements were the following:

         a. Echlin has represented that fewer than 2% of its shareholders have delivered valid Demands to call the Special Meeting despite having received demands from in excess of 35% of its shareholders; and

         b. Echlin has continued, for almost two months, to represent that it is considering SPX's proposal, when it has failed, in all that time to evaluate the proposal fairly or to disclose any analysis at all.

         111. The purpose of these false and misleading statements was to prejudice SPX in connection with the upcoming Special Meeting, by suggesting manipulation and wrongdoing by SPX when, in fact, Echlin has been the party at fault.

         112. Echlin knew that these statements in its proxy materials and press releases were false and misleading at the time they were issued, recklessly disregarded the falsity of such statements or was negligent in failing to discover that the statements were false and misleading.

         113. Unless Echlin's false and misleading statements are corrected, SPX will suffer further harm to its reputation and ability to have its proposal fairly considered and voted on by Echlin's shareholders.

         114. SPX has no adequate remedy at law.

                                    COUNT IV

                (Declaratory and Injunctive Relief that Echlin's
               Refusal to Call a Special Meeting is a Violation of
                                Echlin's By-Laws)

         115. SPX repeats and realleges the allegations contained in each of the preceding paragraphs of its Counterclaims as if fully set forth herein.

         116. On March 25, 1998, SPX delivered Demands from holders of 45.8% of Echlin's outstanding shares on February 17, 1998. SPX has continued to deliver Demands and currently has delivered Demands representing over 50% of Echlin's outstanding stock.

         117. Section 3 of Echlin's By-Laws provides that "upon written request of the holders of at least thirty-five (35) per cent of the voting power of all shares entitled to vote at the Meeting the President shall . . . call a Special Meeting of Shareholders."

         118. Despite Echlin's receipt of duly executed Demands representing over 50% of Echlin's outstanding stock, Echlin's President has failed to call a Special Meeting of Echlin's shareholders, and Echlin has failed to cause its President to call the Special Meeting, in violation of Section 3 of Echlin's ByLaws. Instead of complying with Section 3 of its By-Laws, on April 6, 1998, Echlin delivered a letter to SPX repudiating its obligation to call the Special Meeting claiming that more than 95% of the Demands were allegedly invalid.

         119. SPX has no adequate remedy at law.

                                PRAYER FOR RELIEF

         WHEREFORE, Defendant and Counterclaimant SPX respectfully requests that this Court enter:

         (a) declaratory and preliminary injunctive relief, pursuant to sections 33- 696, 33-697 and 33-699 of the Corporation Act and Echlin's By-Laws, ordering Echlin, on or before April 24, 1998 (30 days after it received demands from holders of over 35% of Echlin's shareholders entitled to vote at the Special Meeting), to call the Special Meeting to be held within 60 days of April 24, 1998; or in the alternative, an order of this Court pursuant to section 33-697 of the Corporation Act, ordering Echlin to hold the Special Meeting on June 1, 1998, or the earliest practical date thereafter; and

         (b) preliminary injunctive relief under Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder enjoining Echlin from making misleading or false statements concerning SPX's solicitation of demands and the validity thereof, and Echlin's failure reasonably to consider and respond to SPX's business combination proposal; and

         (c) declaratory and injunctive relief enjoining Echlin from taking any further measures to impede or frustrate the ability of Echlin's shareholders to vote on the merits of SPX's Shareholder proposals, including any action to impede, thwart, or frustrate Echlin shareholders' existing rights to call the Special Meeting and have it timely held; and

         (d) awarding Defendant its costs and disbursements in this action, including reasonable attorneys' fees; and

         (e) granting such other and further relief as the Court deems just and proper.

Dated:  April 13, 1998

                                            SPX CORPORATION

                                            /s/ Stefan R. Underhill
                                            ------------------------------------
                                            Stefan R. Underhill (#ct 00372)
                                            Jonathan B. Tropp (#ct 11295)
                                            DAY, BERRY & HOWARD
                                            One Canterbury Green
                                            Stamford, Connecticut 06901-2047
                                            (203) 977-7300

                                            - and -

                                            Alexander R. Sussman*
                                            Audrey Samers*
                                            FRIED, FRANK, HARRIS, SHRIVER
                                               & JACOBSON
                                            One New York Plaza
                                            New York, New York 10004-1980
                                            (212) 859-8000

                                            SPX's Attorneys